CONVERTIBLE DEBENTURE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “1933 ACT”), AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER.

US $50,000

CONVERTIBLE REDEEMABLE DEBENTURE
DUE December 31, 2004

THIS DEBENTURE of “HRDI” High Road International, Inc., a corporation duly organized and existing under the laws of Nevada (the “Company”), designated as its 10% Convertible Debenture Due May 31, 2005, in an aggregate principal face amount not exceeding Fifty Thousand Dollars (U.S. $50,000), which Debenture is being purchased at 100% of the face amount of such Debenture.

FOR VALUE RECEIVED, the Company promises to pay to Catherine Allen, the registered holder hereof and his authorized successors and permitted assigns (“Holder”), the aggregate principal face sum not to exceed Fifty Thousand Dollars (U.S. $50,000) on or before May 31, 2005 (“Maturity Date”), and to pay interest on the principal sum outstanding, at the rate of 10% per annum commencing on the date of funding by Holder and due in full at the Maturity Date. Principal and interest so payable will be paid to the Holder. The Company will pay the outstanding principal due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more than 10 days prior to the Maturity Date or by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal and accrued interest hereunder and shall satisfy and discharge the liability for principal and accrued interest on this Debenture to the extent of the sum represented by such check or wire transfer. Both Parties agree that they are sophisticated as to this type of transaction, and have done their due-diligence, and agree to hold any finders, brokers, broker-dealers harmless as to this transaction. Furthermore the Issuer guarantees and accepts all liability as to staying current with their transfer agent and guarantees certificate will be transferable into streetname or electronic form.

This Debenture is subject to the following additional provisions:

1. Conversion of Debenture into Common Stock

(a) The Holder of this Debenture is entitled, at its option, at any time after the delivery of this Debenture, to convert all or any portion of the principal face amount and accrued interest into shares of Common Stock. $.001 par value per share, of the Company (“Shares” & “Common Stock”), upon written notice of such conversion to the Company in the form annexed hereto as Exhibit A (“Notice of Conversion”), with any such Notices of Conversion not to be less than 10 days apart (unless agreed upon by both parties to be sooner), or in a minimum amount less than $1,000 per conversion and in 500,000 Share increments. The conversion price (“Conversion Price”) for each Share shall equal to 60% of the Three Day Average Price Per Share, as defined below to be issued as free trade stock under Texas law and SEC Rule 504. The Issuer is responsible for and will file all regulatory documents and facilitate transfer of purchasers stock into street name. Such conversion shall be effectuated by the Holder sending the Notice of Conversion to the “Escrow Agent”, and the Company by facsimile, executed by the Holder of this Debenture, evidencing such Holder’s intention to convert this Debenture or a specified portion hereof. Thereafter Escrow Agent shall deliver the Shares to the Holder within 2 business days of receipt of the Notice of Conversion (a faxed notice shall be acceptable) pursuant to the Escrow Agreement attached hereto as Exhibit B. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

For purposes of this Debenture, “Three Day Average Price Per Share” is equal to (i) the sum of the closing bid price for shares of the Company’s Common Stock for each of the three (3) Trading Days immediately preceding (but not including) the date of receipt of the Company of a Notice of Conversion. “Trading Day” means any trading day on PinkSheets.com during which at least 1,000 shares of the Company’s Common Stock are traded.

(b) Upon conversion of less than all principal and accrued interest, the total conversion price shall be accounted for as a payment to the Holder first applied to accrued interest and then to outstanding principal.

(c) At any time the Company may give the Holder ten (10) days written notice of its intent to accelerate the Maturity Date and pay the Debenture and the Holder during such ten (10) days shall have the option to convert the Debenture or any part thereof into Common Stock at the Conversion Price set forth in paragraph 1(a) of this Debenture.

(d) To secure its obligations in the event of any conversion hereunder, within three (3) business days of the date hereof, the Company shall deliver Shares equal to two times the face value to the Escrow Agent, (2 X $50,000 = $100,000 / $0.005 = 20,000,000) ten 1,000,000 Share Certificates and twenty 500,000 Share Certificates to be held by the Escrow Agent pursuant to the terms of that certain escrow agreement (“Escrow Agreement”) attached hereto as Exhibit B. If shares held in escrow fall below 5,000,000 shares, Holder may request Company to deliver shares equal to two times the remaining principal and interest calculated at 60% of the Three Day Average Price Per Share. Upon request by Holder, Company shall deliver shares to Escrow within three (3) business days of the date of request.

2. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the form, herein prescribed.

3. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

4. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

5.  If one or more of the following described “Events of Default” shall occur and continue for 30 days, unless a different time frame is noted below:

(a)  The Company shall default in the payment of principal or interest on this Debenture; or

(b)  Any of the representations or warranties made by the Company herein shall be false or misleading in any material respect at the time made; or

(c)  The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after notice from the Holder of such failure; or

(d)  The Company shall (1) become insolvent (where “insolvent” means that the Company is unable to pay its debts generally as they mature); (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, which petition is not withdrawn or dismissed within 30 days of its filing, all under federal or state laws as applicable; or

(e)  A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(f)  Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g)  Any more judgment, writ or warrant of attachment, or similar process, in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h)  Escrow Agent shall not deliver to the Holder the Shares pursuant to paragraph 1 herein within 2 business days of receipt by the Company of written notice from the Holder that such Shares were not delivered.

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

6. If the Event of Default in that of paragraph 5(b) above, the Company shall add a one thousand dollar ($1,000) per week late fee to the Debenture principal.

7. Upon any Event of Default, the principal under this Debenture shall accrue Interest thereafter in the amount of twenty percent (20%) per annum. The Holder shall also be entitled to all reasonable cost of collection including attorneys’ fees.

8. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

9. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

10. This Debenture constitutes the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

11. This Debenture shall be governed by and construed in accordance with the laws of Texas applicable to contracts made and to be performed within the State of Texas and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of Houston, Texas.

12. At Holder’s election, any dispute between the parties may be arbitrated rather than litigated in the courts, before the American Arbitration Association in Houston, Texas and pursuant to its rules. Upon demand made by the Holder to the Company, the Company agrees to submit to and participate in such arbitration.

13. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: November 12, 2004

High Road International, Inc.

By:

Gerry Berg, President

_______________, Secretary

Exhibit A: Notice of Conversion

DATE: __________________

TO: Dennis Brovaronc, Escrow Agent/High Road International, Inc.
Fax # 303 466 4826 Fax # 310__________

The undersigned hereby irrevocably elects to convert $_________ of principal and accrued interest (Not less than $1,000) of the Convertible Debenture of High Road International Inc., dated November____, 2004, into shares of Common Stock, $0.001 par value per share, of the Company.

The bid price of the Common Stock as reported on the Pink Sheet Market for the three (3) Trading Days (where a “Trading Day” means any trading day on the Pink Sheets Market during which at least 1,000 shares of the Company’s Common Stock were traded) immediately preceding the date hereof is:

$_______ per Share  $________ per Share $_______ per Share

The average of those three closing prices is $________and 60% of said average closing prices is: $___________, resulting in ___________ Shares (MUST BE IN 500,000 SHARE INCREMENTS)

By:   ___________________________________
Signature of Debenture Holder-Catherine Allen